March 29, 2007	For Immediate Release

Employers Holdings, Inc. Achieves Record Earnings in 2006

Reno, Nevada—March 29, 2007—Employers Holdings, Inc. (the “Company” or “EMPLOYERS”) (NYSE:EIG) today reported financial results for the full-year and fourth quarter of 2006.

Commenting on the Company’s performance, President and Chief Executive Officer Douglas D. Dirks said, “Our disciplined underwriting, with a focus on low to medium risk companies, along with solid investment results, drove record earnings in 2006. Early in 2007, major milestones for the company were achieved as we closed a successful initial public offering and were listed on the New York Stock Exchange. In 2007, as a new public company, we are focused on building long-term shareholder value.”

Full Year 2006

Consolidated 2006 net income increased 24.7% to $171.6 million from $137.6 million in 2005. Consolidated net income before the impact of the Loss Portfolio Transfer Agreement (“LPT”), a non-GAAP measure described below, increased 62.2% to $152.2 million from $93.8 million for the same periods. Three key factors drove the increase in net income:

(1) The Company had pre-tax favorable prior year loss reserve development of $107.1 million in 2006 compared with $78.1 million in 2005 (or $105.0 million in 2005 including a $26.9 million favorable development on direct reserves subject to the LPT).

(2) Overall, losses and loss adjustment expenses (“LAE”) decreased 38.7% from $211.7 million to $129.8 million. The majority of the decrease was due to a 10.9 percentage point downward reduction in the estimate for current accident year losses, to 65.2% of net earned premiums for the year ended 2006 from 76.1% of net earned premiums for the year ended 2005. This adjustment was made after the observation of several successive quarters of favorable loss developments in California due to the impact of regulatory reforms designed to control loss costs in that state.

Losses and LAE are net of amortization of deferred reinsurance gain—LPT of $19.4 million and $16.9 million in the years ended 2006 and 2005, respectively. Losses and LAE also include a favorable $26.9 million adjustment to LPT reserves in 2005. Excluding these LPT items, losses and LAE would have been $149.1 million and $255.4 million for the years ended 2006 and 2005, respectively.

(3) Equity sales related to reallocation of the Company’s investment portfolio in the fourth quarter resulted in a pre-tax realized gain of $49.2 million.

Total net premiums earned declined 10.3% to $393.0 million in 2006 from $438.3 million in 2005 primarily due to rate decreases in California. These rate decreases were somewhat offset by an in-force policy count increase of 7.4%.

Net investment income increased 25.3% to $68.2 million in 2006 from $54.4 million in 2005. This increase was largely due to the reallocation of the Company’s investment portfolio in the fourth quarter from equity securities to fixed income securities. Additionally, there was an increase in invested assets to $1.7 billion from $1.6 billion and a higher tax-equivalent investment yield of 5.29% at year end 2006 compared with 4.83% at year-end 2005. The increase in yield was largely due to changes in general market conditions.

Underwriting and other operating expense increased 25.6% to $87.8 million in 2006 from $69.9 million in 2005. This increase was largely driven by costs of $10.0 million in 2006 related to the Company’s conversion from a mutual insurance company to a public stock company. Staffing increases related to becoming a public company accounted for $2.4 million of the increase in underwriting and other operating expense in 2006. Commission expense was slightly higher, at $48.4 million in 2006 compared to $46.9 million in 2005, resulting from increased competition.

Total assets at December 31, 2006 were $3.2 billion, an increase of 3.3% from $3.1 billion in 2005. Total equity increased 110.1% to $303.8 million at year-end 2006 from $144.6 million at year-end 2005. Equity, including the deferred reinsurance gain related to the LPT agreement, increased 23.0% to $746.8 million in 2006 from $607.0 million in 2005.

Fourth Quarter 2006

Consolidated net income for the fourth quarter of 2006 was $55.1 million compared with fourth quarter net income of $74.5 million in 2005. Fourth quarter consolidated net income declined relative to the prior year due to a non-recurring, non-taxable LPT adjustment of $26.9 million that raised net income in the fourth quarter of 2005. Prior accident year reserve adjustments of $51.5 million in the fourth quarter of 2005 exceeded the $25.4 million of prior accident year reserve adjustments in the fourth quarter of 2006.

Consolidated net income before the impact of the LPT for the fourth quarter of 2006 increased 8.8% to $50.3 million from $46.3 million in the fourth quarter of 2005, primarily due to equity sales related to the reallocation of the Company’s investment portfolio and favorable prior year reserve developments.

Net premiums earned declined 13.4% to $92.8 million in the fourth quarter of 2006 from $107.2 million in the fourth quarter of 2005. This decline was largely related to rate decreases in California.

Net investment income increased 24.0% to $18.5 million from $14.9 million in the fourth quarter of 2005.

Losses and LAE increased to $34.0 million in 2006 from $3.4 million in the fourth quarter of 2005 as prior accident year reserve releases in the fourth quarter of 2005 exceeded those in the fourth quarter of 2006. Losses and LAE in the fourth quarter of 2005 were net of $26.9 million in favorable adjustments to the LPT direct reserves. Losses and LAE in the fourth quarter of 2006 did not include an adjustment to the LPT direct reserves.

Underwriting and other operating expense increased 29.1% to $28.7 million in the fourth quarter of 2006 from $22.2 million in the fourth quarter of 2005. Expenses increased largely as a result of costs and staffing requirements related to the conversion to a publicly traded stock company.

Financial Ratios

EMPLOYERS’ combined ratio improved 7.3 percentage points to 67.7% in 2006 from 75.0% in 2005. This improvement was related to higher reserve releases in 2006. The combined ratio before the impact of the LPT improved to 72.6% in 2006 from 84.9% in 2005.

As a measure of leverage, EMPLOYERS’ premium to surplus ratio declined to .60 in 2006 from .83 in 2005. This decline in premium to surplus was largely the result of a statutory surplus increase of 20.7% to $640.5 million in 2006 from $530.6 million in 2005 due to an increase in earnings retained by the Company.

Form 10-K, Conference Call and Webcast

EMPLOYERS expects to file its Form 10-K for the year ended December 31, 2006, with the Securities and Exchange Commission (“SEC”) on March 30, 2007, at which time it will be available without charge through the EDGAR system at the SEC's website. The Form 10-K report will also be posted on the Company's website, www.employers.com. The Company will provide any stockholder with a copy of the Form 10-K free of charge upon request.

The Company will host a conference call Friday, March 30, 2007 at 10:30 a.m. Pacific Daylight Time. The conference call will be available via a live webcast on the Company’s website at www.employers.com. An archived version will be available for one month following the call. The conference call replay number is (888) 286-8010 with a passcode of 87097323. International callers may dial (617) 801-6888.

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS is a service mark and trade name for a group of companies that provide workers' compensation insurance and services. Insurance is offered through Employers Compensation Insurance Company, except in Nevada, where insurance is offered through Employers Insurance Company of Nevada. Employers Compensation Insurance Company does not do business in all jurisdictions.

Discussion of Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures to analyze the Company’s operating performance for the periods presented.

A number of these non-GAAP financial measures exclude impacts related to the LPT Agreement. The 1999 LPT Agreement was a non-recurring transaction which does not result in ongoing cash benefits and consequently, the Company believes these non-GAAP measures are useful in providing a meaningful understanding of the Company’s operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company’s performance because the items excluded have limited significance in current and ongoing operations.

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing EMPLOYERS non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of LPT. Net income less (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Deferred reinsurance gain—LPT Agreement. This reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, and the amortization is reflected in losses and LAE.

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represent the premiums on all policies the Company’s insurance subsidiaries have issued during the year. Assumed premiums written represent the premiums that the insurance subsidiaries have received from an authorized state-mandated pool or under previous fronting facilities. The primary fronting facility was between Employers Compensation Insurance Company, the Company’s California domiciled insurance subsidiary, and Clarendon Insurance Group and that arrangement is now in run-off.

Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. Employers uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.

Losses and LAE before impact of LPT. Losses and LAE before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, this is the ratio of losses and LAE to net premiums earned. Like many insurance companies, EMPLOYERS analyzes losses and LAE ratios on a calendar year basis and on an accident year basis. A calendar year losses and LAE ratio is calculated by dividing the losses and LAE incurred during the calendar year, regardless of when the underlying insured event occurred, by the net premiums earned during that calendar year. The calendar year losses and LAE ratio includes changes made during the calendar year in reserves for losses and LAE established for insured events occurring in the current and prior periods. A calendar year losses and LAE ratio is calculated using premiums and losses and LAE that are net of amounts ceded to reinsurers.

An accident year losses and LAE ratio, or losses and LAE for insured events that occurred during a particular year divided by the premiums earned for the year, is calculated by dividing the losses and LAE, regardless of when such losses and LAE are incurred, for insured events that occurred during a particular year by the net premiums earned for that year. An accident year losses and LAE ratio is calculated using premiums and losses and LAE that are net of amounts ceded to reinsurers. An accident year losses and LAE ratio for a particular year can decrease or increase when recalculated in subsequent periods as the reserves established for insured events occurring during that year develop favorably or unfavorably, respectively, whereas the calendar year losses and LAE ratio for a particular year will not change in future periods. This accident year ratio is an operating ratio based on the Company’s statutory financial statements and is not derived from GAAP financial information.

Calendar year losses and LAE ratios are analyzed to measure profitability in a particular year and to evaluate the adequacy of the Company’s premium rates charged in a particular year to cover expected losses and LAE from all periods, including development (whether favorable or unfavorable) of reserves established in prior periods. In contrast, EMPLOYERS analyzes accident year losses and LAE ratios to evaluate underwriting performance and the adequacy of the premium rates charged in a particular year in relation to ultimate losses and LAE from insured events occurring during that year.

Although calendar year losses and LAE ratios are useful in measuring profitability, EMPLOYERS believes that accident year losses and LAE ratios are more meaningful in evaluating underwriting performance for any particular year because an accident year losses and LAE ratio better matches premium and loss information. Furthermore, accident year losses and LAE ratios are not distorted by adjustments to reserves established for insured events that occurred in other periods, which may be influenced by factors that are not generally applicable to all years.

Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned and measures the effectiveness of compensating agents and brokers for the business we have underwritten.

Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned and measures an insurance company's operational efficiency in producing, underwriting and administering its insurance business.

Combined Ratio. The combined ratio is a measure used in the property and casualty insurance business to show the profitability of an insurer's underwriting, and it represents the percentage of each premium dollar spent on claims and expenses. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio and the underwriting and other operating expense ratio. The losses and LAE ratio, commission expense ratio, and underwriting and other operating expense ratio express the relationship between losses and LAE, commissions, and underwriting and other operating expense, respectively, to net premiums earned. When the combined ratio is below 100%, an insurance company experiences underwriting gain, meaning that claims payments, the cost of settling claims, commissions, and underwriting expenses are less than premiums collected. If the combined ratio is at or above 100%, an insurance company cannot be profitable without investment income, and may not be profitable if investment income is insufficient. Companies with lower combined ratios than their peers generally experience greater profitability.

Combined Ratio before impacts of LPT. Combined ratio before impact of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain—LPT Agreement and (ii) adjustments to LPT Agreement ceded reserves.

Statutory Surplus. Statutory surplus is the excess of an insurer’s admitted assets over liabilities as shown on an insurer’s financial statements prepared in accordance with statutory accounting practices.

Premium to Surplus Ratio. Premium to surplus ratio is net written premium as a percentage of statutory surplus. Premium to surplus ratio is a leverage ratio which management believes provides a simple measure of how much business, or risk, each dollar supports.

Equity including deferred reinsurance gain—LPT. Equity including deferred reinsurance gain—LPT is total equity including the deferred reinsurance gain—LPT Agreement.

Pro forma Earnings per Common Share – basic and diluted – before impact of the LPT. Net income before impact of the LPT divided by the common shares issued in our conversion (50,000,002).

Forward-Looking Statements

In this press release, EMPLOYERS and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding EMPLOYERS future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EMPLOYERS and its management assume no obligation to update these forward-looking statements, which speak as of the date of this press release.

EMPLOYERS and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EMPLOYERS’ future performance. Factors that could cause EMPLOYERS' actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in our public filings with the SEC, including the risks detailed in the Company's final prospectus filed with the SEC pursuant to Rule 424(b) dated as of January 30, 2007, and those associated with:

•	accuracy in projecting loss reserves;
•	adequacy and accuracy of the Company's pricing methodologies;
•	the Company's dependence on concentrated geographic areas and on the workers' compensation industry;
•

developments in the frequency or severity of claims and loss activity that the Company's underwriting, reserving or investment practices do not anticipate based on historical experience or industry data;

•	changes in rating agency policies or practices;
•	negative developments in the workers' compensation insurance industry;
•

increased competition on the basis of coverage availability, claims management, safety services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings and reputation;

•	changes in regulations or laws applicable to the Company, its policyholders or the agencies that sell its insurance;
•	changes in legal theories of liability under the Company's insurance policies;
•	changes in general economic conditions, including interest rates, inflation and other factors;
•	effects of acts of war, terrorism or natural or man-made catastrophes;
•	non-receipt of expected payments, including reinsurance receivables;
•	the impact of competition and pricing environments;
•	performance of the financial markets and their effects on investment income and the fair values of investments;
•	changes in asset valuations;
•	possible failure of the Company's information technology or communications systems;
•	adverse state and federal judicial decisions;
•	litigation and government proceedings;
•	possible loss of the services of any of the Company's executive officers or other key personnel;
•	cyclical nature of the insurance industry;
•	investigations into issues and practices in the insurance industry; and
•	changes in demand for the Company's products.

The SEC filings for Employers Holdings, Inc. can be accessed through the Investors section of the Company’s website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EMPLOYERS EDGAR CIK No. 0001379041). EMPLOYERS assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.

CONTACT:

Media

Trish White, Corporate Communications Director, twhite@employers.com, (775) 327-2636

Analysts

Vicki Erickson, Investor Relations Director, verickson@employers.com, (775) 327-2794

Employers Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

(based on pro forma shares of 50,000,002) (1)

	Three Months Ended December 31		Years Ended December 31
	2006	2005	2006	2005
Revenues	(unaudited)
Gross premiums written	$ 91,434	$ 107,003	$ 401,756	$ 458,671
Net premiums written	87,714	103,374	387,184	439,721

Net premiums earned	$ 92,849	$ 107,184	$ 392,986	$438,250
Net investment income	18,472	14,896	68,187	54,416
Realized gains (losses) on investments, net	48,617	2,401	54,277	(95)
Other income	1,106	986	4,800	3,915
Total revenues	161,044	125,467	520,250	496,486

Expenses
Losses and loss adjustment expenses	34,010	3,442	129,755	211,688
Commission expense	11,615	10,013	48,377	46,872
Underwriting and other operating expense	28,675	22,208	87,826	69,934
Total expenses	74,300	35,663	265,958	328,494

Net income before income taxes	86,744	89,804	254,292	167,992
Income taxes	31,662	15,311	82,722	30,394
Net income	$ 55,082	$ 74,493	$ 171,570	$ 137,598

Pro forma earnings per common share data-basic and diluted-assuming the conversion from a mutual company to a stock company (1)	$ 1.10	$ 1.49	$ 3.43	$ 2.75

Reconciliation of net income to net income before impact of LPT Agreement for the periods

Net income	$ 55,082	$ 74,493	$ 171,570	$ 137,598
Less: Impact of LPT Agreement:
Amortization of deferred reinsurance gain – LPT Agreement	4,759	1,362	19,373	16,891
Adjustment to LPT Agreement ceded reserves (2)	–	26,865	–	26,865
Net income before impact of LPT Agreement	$ 50,323	$ 46,266	$ 152,197	$ 93,842

Pro forma earnings per common share data-basic and diluted-before impact of LPT, assuming the conversion from a mutual company to a stock company (1)	$ 1.01	$ 0.93	$ 3.04	$ 1.88

(1) In compliance with SEC requirements, earnings per share is shown based on 50,000,002 shares issued in the conversion, for all historical periods prior to our initial public offering. In future earnings releases, our earnings per share for current periods will reflect the shares issued and outstanding as of that date.

(2) Any adjustment to the estimated direct reserves ceded due to LPT is reflected in losses and LAE for the period during which the adjustment is determined, with a corresponding change to the reinsurance recoverables on unpaid losses as well as the deferred reinsurance gain. A cumulative adjustment to the amortization of the deferred gain is also then recognized in earnings so that the deferred reinsurance gain reflects the balance that would have existed had the revised reserves been recognized at the inception of the LPT Agreement.

Employers Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31
	2006	2005
Assets
Available for sale:
Fixed maturity investments at fair value (amortized costs $1,599,321 in 2006 and $1,330,452 in 2005)	$ 1,605,395	$ 1,334,594
Equity securities at fair value (cost $63,478 in 2006 and $186,352 in 2005)	102,289	246,171
Short-term investments (at cost or amortized cost, which approximates fair value)	7,989	15,006
Total investments	1,715,673	1,595,771

Cash and cash equivalents	79,984	61,083
Accrued investment income	18,431	14,296
Premiums receivable, less bad debt allowance of $6,911 in 2006 and $6,617 in 2005	51,311	59,811
Reinsurance recoverable for:
Paid losses	11,073	10,942
Unpaid losses, less allowance of $1,276 in 2006 and 2005	1,096,827	1,140,224
Funds held by or deposited with reinsureds	102,955	114,175
Deferred policy acquisition costs	13,767	12,961
Deferred income taxes, net	73,849	73,152
Property and equipment, net	15,598	10,115
Other assets	16,257	1,699
Total assets	$ 3,195,725	$ 3,094,229

Liabilities and equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$ 2,307,755	$ 2,349,981
Unearned premiums	73,255	80,735
Policyholders’ dividends accrued	506	880
Total claims and policy liabilities	2,381,516	2,431,596
Commissions and premium taxes payable	6,776	11,265
Federal income taxes payable	24,262	19,869
Accounts payable and accrued expenses	22,178	13,439
Deferred reinsurance gain – LPT Agreement	443,036	462,409
Other liabilities	14,180	11,044
Total liabilities - Commitments and contingencies	2,891,948	2,949,622

Equity
Retained earnings	274,602	103,032
Accumulated other comprehensive income, net	29,175	41,575
Total equity	303,777	144,607
Total liabilities and equity	$ 3,195,725	$ 3,094,229

Equity including deferred reinsurance gain – LPT

Total equity	$ 303,777	$ 144,607
Deferred reinsurance gain – LPT Agreement	443,036	462,409
Total equity including deferred reinsurance gain – LPT Agreement	$ 746,813	$ 607,016

Employers Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	December 31
	2006	2005
Operating activities
Net income	$ 171,570	$ 137,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,152	2,223
Amortization of premium on investments, net	5,496	6,431
Allowance for doubtful accounts – premiums receivable	294	2,165
Allowance for doubtful accounts – unpaid reinsurance recoverable	–	1,276
Deferred income tax expense	5,980	1,118
Realized (gains) losses on investments, net	(54,277)	95
Change in operating assets and liabilities:
Accrued investment income	(4,135)	(2,236)
Premiums receivable	8,206	11,420
Reinsurance recoverable on paid and unpaid losses	43,266	54,170
Funds held by or deposited with reinsureds	11,220	20,306
Unpaid losses and loss adjustment expenses	(42,226)	65,439
Unearned premiums	(7,480)	(1,747)
Federal income taxes payable	4,393	14,393
Accounts payable, accrued expenses and other liabilities	11,025	(4,735)
Deferred reinsurance gain – LPT Agreement	(19,373)	(43,756)
Other	(16,300)	(6,062)
Net cash provided by operating activities	121,811	258,098

Investing activities
Purchase of fixed maturities	(678,026)	(620,099)
Purchase of equity securities	(12,224)	(29,287)
Proceeds from sale of fixed maturities	245,216	320,275
Proceeds from sale of equity maturities	189,815	30,901
Proceeds from maturities and redemptions of investments	165,021	49,926
Capital expenditures and other, net	(9,635)	(9,145)
Net cash used in investing activities	(99,833)	(257,429)

Financing activities
Net cash used in financing activities	(3,077)	–

Net increase in cash and cash equivalents	18,901	669
Cash and cash equivalents at the beginning of the year	61,083	60,414
Cash and cash equivalents at the end of the year	$ 79,984	$ 61,083

Cash paid for income taxes	$ 72,349	$ 14,883

Employers Holdings, Inc. and Subsidiaries

Calculation of Combined Ratio Before LPT Agreement and Premium to Surplus Ratio

(dollars in thousands)

This table shows the calculation of the Combined Ratio before and after impacts related to the LPT Agreement

	Year Ended December 31
	2006	2005

Net Premiums Earned	$ 392,986	$ 438,250

Losses and LAE Expense	$ 129,755	$ 211,688
Loss & LAE Ratio	33.0%	48.3%

Losses and LAE Expense	$ 129,755	$ 211,688
Impacts of LPT	$ 19,373	$ 43,756
Loss & LAE before impacts of LPT	$ 149,128	$ 255,444
Loss & LAE Ratio before impacts of LPT	37.9%	58.3%

Commission Expense	$ 48,377	$ 46,872
Commission Expense Ratio	12.3%	10.7%

Underwriting & Other Operating Expense	$ 87,826	$ 69,934
Underwriting & Other Operating Expense Ratio	22.3%	16.0%

Total Expense	$ 265,958	$ 328,494
Combined Ratio	67.7%	75.0%

Total Expense before impacts of the LPT	$ 285,331	$ 372,250
Combined Ratio before impacts of LPT	72.6%	84.9%

This table shows the calculation of the Premium to Surplus Ratio

Net Written Premium	$ 387,184	$ 439,721
Statutory Surplus as of December 31	$ 640,479	$ 530,612

Premium to Surplus Ratio	.60 : 1	.83 : 1

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